Exhibit 99.1

Contact:
Corey Henry / David Fraser
Philip Morris International Media Office
T. + 1 202-609-7296 / +41 79 843 8603
E. Corey.Henry@pmi.com / David.Fraser@pmi.com

Philip Morris International Strengthens Organizational Capabilities to Realize Its Vision for a Smoke-Free Future
New Leadership Positions Further Accelerate the Company’s Ability to Remain at the Forefront of Technology, Science and Consumer Centricity

LAUSANNE, Switzerland—May 21, 2019—Philip Morris International Inc. (PMI) (NYSE:PM) today announced leadership moves to accelerate the realization of its vision of a smoke-free future and further enhance business growth. The company has created the following new roles: Chief Consumer Officer (CCO), Chief Life Sciences Officer (CLSO), Chief Product Officer (CPO) and Chief New Ventures Officer (CNVO).

“Since the launch of our smoke-free product, IQOS, in 2014, we have made enormous progress both in terms of organizational capabilities, know-how and in our business results. With IQOS commercialized in 47 markets today, we are extremely proud of what has been achieved to date, including two recent milestones: realizing 10 million users and the U.S. FDA authorization to commercialize this smoke-free alternative in the U.S.,” said André Calantzopoulos, PMI’s Chief Executive Officer. “To accelerate, we must further enhance our ability to stay at the forefront of technology, science and consumer centricity.”

All four executive positions will report to Mr. Calantzopoulos as part of PMI’s Senior Management Team (SMT). Three of the four are new hires who will replace the current role of President Science & Innovation, currently held by Mirek Zielinski, who will assume the new role of Chief New Ventures Officer.

The role of CCO will be filled by Stefano Volpetti, an expert marketer in end-to-end brand building with more than two decades of international experience working across different markets in a variety of roles. He will be responsible for grouping all consumer-facing experiences across the consumer journey—connecting with legal age smokers to drive change—from trends and insights, product and brand portfolio architecture, and consumer communications, to channel strategy.

Stepping into the role of CLSO will be Dr. John O’Mullane, a broad integrative thinker who has led innovation and R&D across all of the significant consumer healthcare categories. He will build upon PMI’s unique scientific capabilities in RRPs and outline the company’s scientific strategy for new products and services that go beyond tobacco and nicotine. He will combine scientific excellence with commercial rigor to elevate the business transformation.

The CPO role has been filled by an experienced leader from the electronics industry and will be announced in the forthcoming weeks. The CPO will be accountable for the development and acceleration of the company’s innovative smoke-free product pipeline, related technologies and electronic devices manufacturing.

“It is both humbling and reassuring that we are able to attract senior executives of such deep experience, credibility and expertise,” said Charles Bendotti, Senior Vice President People & Culture, PMI. “We look forward to their contributions in accelerating business success and achieving our vision.”

For more on these and other aspects of PMI’s game-changing transformation, visit: www.pmi.com.

About Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free IQOS product portfolio includes heat-not-burn and nicotine-containing vapor products. As of March 31, 2019, PMI estimates that approximately 7.3 million adult smokers around the world have already stopped smoking and switched to PMI’s heat-not-burn product, which is currently available for sale in 47 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.

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